AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 22, 1999

                                                      Registration No. 333-69735
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                           --------------------------


                       AMERICAN BIOGENETIC SCIENCES, INC.
             (Exact Name of Registrant as Specified In Its Charter)

              DELAWARE                                      11-2655906
     (State or Other Jurisdiction of                      (I.R.S. Employer
     Incorporation or Organization)                       Identification Number)


                      1375 AKRON STREET, COPIAGUE, NY 11726
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)
                           --------------------------

                             RICHARD A. RUBIN, ESQ.
                       PARKER CHAPIN FLATTAU & KLIMPL, LLP
                           1211 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 704-6000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                           --------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JUNE 22, 1999


PROSPECTUS
                                10,800,000 SHARES

                       American Biogenetic Sciences, Inc.

                              CLASS A COMMON STOCK
                               -------------------


         The stockholders of American Biogenetic Sciences, Inc. listed on page 11 of this prospectus are offering for sale 10,800,000 shares of class A common stock of ABS under this prospectus.


         The selling stockholders may offer their shares through public or private transactions, at prevailing market prices, or at privately negotiated prices. See "Plan of Distribution."


                         Nasdaq National Market Symbol:
                                     "MABXA"


         On June 18, 1999, the closing price of a share of our class A common stock on the Nasdaq National Market was $1.0625.




         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                   The date of this prospectus is ______, 1999

                               PROSPECTUS SUMMARY

         This summary highlights some information from this prospectus. It may not contain all of the information important to you. To understand this offering fully and get a better understanding of our business and operations, you should read the entire prospectus carefully, including the risk factors and the documents we have incorporated by reference in the section "Where You Can Find More Information About Us."

         Please note that references in this prospectus to "we", "our" or "us" refer to American Biogenetic Sciences, Inc. and our subsidiary, Stellar Bio Systems, Inc., not to the selling stockholders.

                          GENERAL INFORMATION ABOUT ABS

         We are engaged in researching, developing and marketing cardiovascular and neurobiology products for commercial development. We commenced selling our products during the last quarter of 1997.

         Some of our products are designed to be used for IN VIVO, while others are designed for IN VITRO, diagnostic procedures. IN VIVO diagnostic procedures are those in which proteins or compounds are injected directly into the body or bloodstream to assess abnormal reactions or conditions. During IN VITRO procedures, blood, urine or other bodily fluid or tissue is extracted from the body and the diagnostic tests are performed in a test tube or other laboratory equipment.

         Our main products are:

         o Thrombus Precursor Protein test, referred to as the TpP(TM) test. This is AN IN Vitro diagnostic test used to assess the risk of blood clots in the veins or arteries. This test is also used to monitor the performance of anti-clotting therapy or drugs used in the prevention of blood clots.

         o Functional Intact Fibrinogen test, referred to as the FiF(TM) test. This is AN IN Vitro diagnostic test which measures the levels of fibrinogen in blood. Fibrinogen is a protein used in the blood-clotting process.

         These tests assist doctors in diagnosing and treating blood clots lodged in the legs and the lungs, known as thrombosis, a condition which can be fatal. Thrombosis is also associated with many other medical conditions, like heart attacks, strokes and complications during pregnancies. We are pursuing the application of our tests in these areas with additional clinical testing. We have also developed patented antibodies for use in our TpP(TM) and FIF(TM) tests.

         On April 23, 1998, we purchased all of the issued and outstanding shares of common stock of Stellar Bio Systems, Inc., a manufacturer and distributor of IN VITRO diagnostic products and research reagents used in the biotechnology industry. A reagent is a chemical substance used to detect another substance in a chemical reaction. Stellar's IN VITRO diagnostic products focus on the infectious disease and auto-immune disease markets. Stellar markets a complete line of products to determine the immune status of numerous human herpes viruses. In addition, auto-immune diseases, like lupus, are detected using Stellar's products. Stellar is also the largest domestic provider of normal mouse serum, which is used as a test component by major IN VITRO diagnostic product manufacturers for a variety of purposes.

         Our company was incorporated in Delaware in September 1983. Our principal executive offices are located at 1375 Akron Street, Copiague, New York 11726, and our telephone number at that address is (516) 789-2600.


         As of June 15, 1999, we had 36,295,130 shares class A common stock and 3,000,000 shares of class B common stock outstanding. This offering will not result in the issuance of additional shares.

                                  RISK FACTORS

         BEFORE YOU BUY SHARES OF OUR CLASS A COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS ASSOCIATED WITH THAT PURCHASE, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS AND THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE IN THE SECTION "WHERE YOU CAN FIND MORE INFORMATION ABOUT US" BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR CLASS A COMMON STOCK.


         RISKS ASSOCIATED WITH OUR LACK OF OPERATING HISTORY,
             HISTORY OF LOSSES AND FUTURE NEED FOR CAPITAL


OUR LACK OF SIGNIFICANT REVENUES FROM PRODUCT SALES AFFECTS OUR ABILITY TO GENERATE CASH

         ABS remains in the development stage. Although we have products at various stages of development and have started to generate revenues, we may not generate significant revenues from product sales and cease being a development stage company. Through March 31, 1999, we have received an aggregate of $1,342,000 in licensing fees, royalties and under collaborative agreements. Sales of the TpP(TM) and FIF(TM) tests, which commenced during the fourth quarter of 1997, and sales of Stellar's products since its acquisition on April 23, 1998, totaled $1,639,000 through March 31, 1999.

WE HAVE A HISTORY OF LOSSES AND, IF WE DO NOT ACHIEVE PROFITABILITY, WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS IN THE FUTURE

         Our research, development, and general and administrative expenses have resulted in significant losses in each year since our inception in 1983, and are expected to continue to result in significant losses for the foreseeable future. We have incurred the following losses since 1994:



Fiscal year ended:
         o  December 31, 1994..................... $7,431,000
         o  December 31, 1995..................... $5,607,000
         o  December 31, 1996..................... $7,700,000
         o  December 31, 1997..................... $7,147,000
         o  December 31, 1998..................... $7,548,000


Three Months Ended:
         o  March 31, 1999........................ $1,471,000



THE CYCLE FROM PRODUCT DEVELOPMENT TO COMMERCIALIZATION IS LENGTHY AND MAY RESULT IN DELAYS IN THE COMMERCIALIZATION OF OUR PRODUCTS


         Our existing products and our products under development are subject to the risks inherent in the development of biotechnology products. We are unable to predict with any degree of certainty when, or if, we will complete the research, development and testing of products under development and other future products, or if completed, whether we will obtain required regulatory approvals. In addition, we may not be able to produce our products in commercial quantities at reasonable costs, and our products may not be accepted by the medical community.

WE COULD BE REQUIRED TO CUT BACK OR STOP OPERATIONS IF WE ARE
UNABLE TO RAISE OR OBTAIN NEEDED FINANCING

         The research, development, commercialization, manufacturing and marketing of our products will require financial resources which are significantly in excess of those presently available to us. We continue to seek additional financing which may result in (1) borrowings that could affect our results of operations and create an obligation to repay the loans and (2) the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. Such additional issuances of capital would result in a reduction of your percentage interest in ABS. We may not be able to arrange financing or other third party arrangements on acceptable terms necessary to fully develop and commercialize any of our products.



         RISKS ASSOCIATED WITH THE INDUSTRY IN WHICH WE OPERATE


IF WE DO NOT OBTAIN AND MAINTAIN NECESSARY U.S. OR FOREIGN CLEARANCES OR MANUFACTURING AND MARKETING APPROVALS FOR OUR PRODUCTS, OUR BUSINESS AND OPERATIONS COULD BE ADVERSELY AFFECTED

         The investigation, manufacture, exportation, marketing and sale of diagnostic and therapeutic products in or from the United States is subject to regulation by the Food and Drug Administration, as well as by comparable foreign and state agencies. Although we have obtained pre-market clearance for some of our existing products, other products may not be approved by the FDA or other applicable foreign regulatory agencies. Any FDA, foreign and state regulatory approvals or clearances, once obtained, can be withdrawn or modified. Our inability to obtain and maintain any necessary United States or foreign clearances or manufacturing and marketing approvals for our products could have a material adverse effect on our business, financial condition and results of operations. In addition, noncompliance with applicable government requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant pre-market clearance or pre-market approval for those products, withdrawal of marketing or manufacturing approvals, and criminal prosecutions.

WE MAY HAVE TO LOWER PRICES OR SPEND MORE MONEY TO EFFECTIVELY COMPETE AGAINST COMPANIES WITH GREATER RESOURCES THAN US WHICH COULD RESULT IN LOWER REVENUES AND/OR PROFITS

         The biotechnology industry is characterized by rapid technological advances, evolving industry standards and technological obsolescence. While our TpP(TM) is a unique diagnostic test which measures the beginning stages of active clot formation, a feature which we believe has competitive advantages, this product faces competition from other diagnostic tests that measure blood clots during the breakdown stage after the blood clot has formed or the clotting factors that assess the risk of future clots. Our FiF(TM) test faces competition from several other fibrinogen tests. Most of our competitors have financial resources and research and development staffs and facilities substantially greater than ours. We may not be able to compete successfully given these factors. For example, if our competitors offer lower prices, we could be forced to lower prices which would result in reduced margins and would only reduce prices to get more volume, so that may affect revenues if we do not make up volume. If we do not lower prices we could lose sales and market share. In either case, if we are unable to compete against companies who can afford to cut prices, we would not be able to generate sufficient revenues to grow the company or reverse our history of losses.

         In addition, our competitors and others may develop products which may render our products obsolete or which have advantages over our products, such as greater accuracy and precision or greater acceptance by the medical community. Competing products may also get through the regulatory approval process sooner than our products, enabling our competitors to market their products earlier than we can. Usually, the first person to market a product has a significant marketplace advantage. In addition, other products now in use, presently undergoing the regulatory approval process or under development by others may perform similar functions as our existing products or those under development.

A LACK OF ACCEPTANCE OF OUR PRODUCTS BY THE MEDICAL COMMUNITY
COULD RESULT IN LOWER REVENUES

         The commercial success of our products is substantially dependent on acceptance and use of our products by the medical community. Our products may not be accepted by the medical community or it may take a lengthy period of time to gain the necessary acceptance. Widespread acceptance of our products as useful additional tools for diagnosis and treatment will require educating the medical community about the products' benefits, reliability and effectiveness. In addition, acceptance of our products may be adversely affected by competing products which may be as or more effective than our products for a specific use.

WE MAY HAVE INCREASED EXPENSES IF OUR MARKETING EFFORTS ARE NOT SUCCESSFUL.

         It is our strategy to seek arrangements with large pharmaceutical companies to market our products. In the event we are unable to enter into those arrangements in the future or if our arrangements are not successful, we may seek to market our products through independent distributors or through sales representatives. Independent distributors may require us to develop a marketing program to support sales. In that event, we may incur additional expenses for the development of promotional literature and aides, promotional activities, the hiring of sales representatives and the conduct of additional studies in order to promote the interests of distributors in our products. We may not be able to develop those marketing arrangements on satisfactory terms and we may not have the working capital necessary to establish the sales support generally required by independent distributors.


RISKS ASSOCIATED WITH OUR INTERNAL OPERATIONS AND POLICIES


SINCE WE DO NOT INTEND TO DECLARE DIVIDENDS IN THE FORESEEABLE FUTURE, THE RETURN ON YOUR INVESTMENT WILL DEPEND UPON APPRECIATION OF THE MARKET PRICE OF YOUR SHARES

          Our board of directors does not intend to declare any dividends in the foreseeable future, but intends to retain all earnings, if any, for use in our business operations. As a result, the return on your investment in ABS will depend upon any appreciation in the market price of the common stock. The holders of class A and class B common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for dividend payments. To date, we have not paid any cash dividends. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend upon our earnings, capital requirements and financial condition, and other relevant factors.

THE LOSS OF THE SERVICES OF MR. ROACH OR MR. NORTH COULD ADVERSELY AFFECT OUR BUSINESS AND PROSPECTS

         Our success may depend upon the efforts of (1) Alfred J. Roach, the Chairman of our board of directors and one of our major stockholders, and (2) Mr. John S. North, our President and Chief Executive Officer. Mr. Roach is not subject to any employment agreement. Our employment agreement with Mr. North expires on November 15, 2001. Each are subject to earlier termination in certain cases. We do not maintain life insurance on the lives of Mr. Roach or Mr. North. The loss of the services of Mr. Roach or Mr. North could adversely affect our business and prospects. Because of the nature of our business, our success is dependent upon our ability to attract and retain technologically qualified personnel, particularly research scientists. There is substantial competition for qualified personnel, including competition from companies with substantially greater resources than ours. We may not be successful in recruiting or retaining personnel of the requisite caliber or in adequate numbers to enable us to conduct our business and effectively compete in our industry.

OUR COMPUTER SYSTEMS MAY NOT RECOGNIZE THE YEAR 2000 WHICH MAY AFFECT OUR COMPUTER SYSTEMS AND DISRUPT OUR BUSINESS

         The concerns about the upcoming year 2000 have arisen because older computer programs that used two digits rather than four to define the applicable year could malfunction. As a result, any computer programs that have date-sensitive software may recognize a date using 00 as the calendar year 1900 rather than the year 2000. This could result in a computer system failure or in miscalculations causing disruptions of operations, including a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

         We are in the process of assessing the impact of the Year 2000 issue on our information systems. We have identified potential deficiencies and are addressing them through updates and remediation. In accordance with accounting rules, costs associated with modifying existing computer software for Year 2000 issues will be expensed as incurred. We are also in the process of assessing the measures being taken by our customers and suppliers to address the Year 2000 issues and expect to have a contingency plan in place. However, we are not dependent on any one customer or supplier and our management believes that alternate sources of supply for product components are widely available.


           RISKS WHICH MAY DILUTE THE VALUE OF YOUR ABS SHARES OR LIMIT
                         THE EFFECT OF THEIR VOTING POWER


IF WE CANNOT MEET THE NASDAQ NATIONAL MARKET SYSTEM MAINTENANCE REQUIREMENTS AND NASDAQ RULES, NASDAQ MAY DELIST THE COMMON STOCK WHICH COULD NEGATIVELY AFFECT THE PRICE OF THE COMMON STOCK AND YOUR ABILITY TO SELL THE COMMON STOCK

         The closing price of our class A common stock on June 15, 1999 was $1.00 and our tangible net assets, as defined under Nasdaq rules, were $4,466,000 as of March 31, 1999. The Nasdaq National Market continuing listing parameters require that stocks generally have a minimum bid price of $1.00 and that listed companies have net tangible assets of $4,000,000. We may not be able to continue to meet these and other Nasdaq requirements. If we fail to maintain a Nasdaq listing, our securities will likely be traded on the OTC Bulletin Board. As a result, the market value of our class A common stock could decline and stockholders may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our class A common stock.

THE PRICE OF OUR COMMON STOCK IS HIGHLY VOLATILE

         The price of our class A common stock is highly volatile. During the period from January 1, 1998 to June 11, 1999 the price of our class A common stock has ranged from a high of $2.63 in February 1998 to a low of $0.16 in October 1998. Following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business. The volatile fluctuations of the market price are based on a number of factors, including (1) the number of shares in the market at the time as well as the number of shares we may be required to issue in the future, compared to the market demand for our shares;(2) our performance and meeting expectations of our performance, including the development and commercialization of our products and proposed products; and (3) general economic and market conditions.

ABS IS CONTROLLED BY ALFRED J. ROACH.


         As of June 15, 1999, Alfred J. Roach, the Chairman of our Board of Directors, owned and had the power to vote all 3,000,000 outstanding shares of our class B common stock and 4,575,250 shares of our class A common stock, of which 4,000,000 shares are covered by this prospectus. Each share of class B common stock is entitled to ten votes, while each share of class A common stock is entitled to one vote. Accordingly, as of June 15, 1999, Mr. Roach was entitled to cast approximately 52.5% of all votes at meetings of stockholders or by consent without a meeting. As a result, Mr. Roach will be able to exercise significant control over ABS through his ability to determine the outcome of votes of stockholders regarding, among other things, nomination and election of directors and approval of significant transactions. Mr. Roach's holdings of ABS may increase in the future through his exercise of options to purchase an additional 1,185,000 shares of our class A common stock which he may exercise at any time.

WE HAVE A SUBSTANTIAL NUMBER OF SHARES RESERVED FOR FUTURE ISSUANCES WHICH, WHEN ISSUED, WILL REDUCE YOUR PERCENTAGE OF OWNERSHIP AND VOTING POWER AND MAY AFFECT THE PRICE OF YOUR ABS COMMON STOCK

         The issuance of a significant number of shares would dilute the percentage ownership of existing stockholders and could have a significant adverse effect on the market price of our class A common stock. As of June 15, 1999, we had 11,285,045 shares of class A common stock reserved for possible future issuances upon conversion of the class B common stock and exercise of outstanding options and warrants. See "Dilution."

         In addition, we intend to seek additional financing which may result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock.

A SIGNIFICANT NUMBER OF RESTRICTED SHARES MAY BE RESOLD UNDER THIS PROSPECTUS OR RULE 144.

         Future sales of substantial amounts of shares in the public market, or the perception that those sales could occur, could adversely affect the market price of our class A common stock. As of June 15, 1999, we had outstanding 36,295,130 shares of class A common stock. Of our outstanding shares, approximately 20,591,868 shares of class A common stock are presently freely transferable without restriction under the Securities Act, 10,800,000 shares may be sold pursuant to this Prospectus, and 4,903,262 shares are "restricted shares" which may be sold under an exemption from registration under the Securities Act. See "Dilution"; "Shares Eligible for Future Sale."


                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

         Some of the information in this prospectus and in the documents we have incorporated by reference, may contain forward-looking statements. Those statements can be generally identified by the use of forward-looking words like "may," "will," "expect," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. These statements discuss future expectations, or state other "forward-looking" information. When considering those statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted in this prospectus could cause our actual results to differ materially from those contained in any forward-looking statements.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC- 0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's Website at "http://www.sec.gov."

         We have filed with the SEC a registration statement on Form S-3 to register the shares being offered. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and our class A common stock, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement, as well as the documents discussed below.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information.

         This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

         We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No.
0-19041) until all of the shares are sold:


          o Annual Report on Form 10-K for the year ended December 31, 1998 (and the amendment to that Annual Report filed with the SEC on April 30, 1999;

          o Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

          o The description of our class A common stock contained in the registration statement on Form 8-A filed on February 26, 1991, including all amendments or reports filed for the purpose of updating that description.


         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                           Attention: Chief Financial Officer
                           American Biogenetic Sciences, Inc.
                           1375 Akron Street
                           Copiague, New York 11726
                           (516) 789-2600


         You can review and copy the registration statement, its exhibits and schedules, as well as the documents listed below, at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's web site.

                                 USE OF PROCEEDS

         The selling stockholders are selling all of the shares covered by this prospectus for their own account. Accordingly, we will not receive any proceeds from the resale of the shares.

         We received $2,700,000 in proceeds from our sale of the shares to the selling stockholders. We used the proceeds, together with $1,152,000 of our funds, to repurchase:


         o all remaining 5% convertible debentures at their principal amount of $3,248,000 plus interest and a 16% premium of the principal amount; and


         o outstanding warrants to purchase 261,228 of our class A common stock at an exercise price of $1.9141 per share.

         We will bear the expenses relating to this registration, other than discounts and commissions, which will be paid by the selling stockholders.

                                    DILUTION


         As of June 15, 1999, we had issued and outstanding 36,295,130 shares of class A common stock.

         At that date, there were an additional 11,285,045 shares of class A common stock reserved for possible future issuances as follows:

         o 3,000,000 shares for issuance upon conversion of outstanding class B common stock;

         o 2,513,250 shares for issuance upon the exercise of outstanding options under our 1986 Stock Option Plan. These options are exercisable at prices ranging from $1.50 to $10.00 per share;

         o 3,995,000 shares for issuance upon the exercise of presently outstanding options and options which may be granted in the future under our 1996 Stock Option Plan. Options to purchase 2,359,250 shares were outstanding under this plan at June 15, 1999. These options are exercisable at prices ranging from $0.25 to $5.25 per share;

         o 487,500 shares for issuance upon the exercise of presently outstanding options and options which may be granted in the future under our 1993 Non-Employee Director Stock Option Plan. Options to purchase 140,000 shares were outstanding under this plan at June 15, 1999. These options are exercisable at prices ranging from $1.00 to $6.75 per share; and

         o 1,289,295 shares for issuance upon exercise of other outstanding warrants and options held by unaffiliated third parties. These warrants and options are exercisable at prices ranging from $0.75 to $4.25 per share.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Of the 36,295,130 shares of class A common stock outstanding as of June 15, 1999, approximately 20,591,868 shares are presently freely transferable without restriction under the Securities Act.

         Of the remaining 15,703,262 outstanding shares of class A common stock:

         o 10,800,000 are "restricted securities", issued in October 1998, which are covered by this prospectus. These shares will be freely tradeable without restriction (subject to prospectus delivery requirements) on the effective date of the registration statement;

         o 809,012 shares are "restricted securities" issued between February 1997 and June 1999; and

         o 4,094,250 shares are held by persons who may be deemed to be our "affiliates". Of these shares, 2,056,500 are "restricted securities" issued between November 1997 and June 1999. The remaining 2,037,750 of those shares are "restricted securities" that were acquired more than two years ago or are not "restricted securities" because they were acquired in the market or under a registration statement under the Securities Act.

         "Restricted securities", regardless by whom held, and unrestricted securities held by our affiliates, may be sold:


                  (1) under a prospectus under an effective registration
                      statement under the Securities Act,

                  (2) in compliance with the exemption provisions of Rule 144,
                      or

                  (3) under another exemption under the Securities Act.


         Rule 144 permits sales of "restricted securities" by any person, whether or not an affiliate, after one year. At that time, sales or "restricted securities" can be made subject to the Rule's volume and other limitations. After two years sales of "restricted securities" by non-affiliates can be made without adhering to Rule 144's volume or other limitations. Shares of our class A common stock owned by our "affiliates" which are not "restricted securities" may be sold at any time by complying with Rule 144's volume and other limitations.


         In general, an "affiliate" is a person with the power to manage and direct our policies. The SEC has stated that, generally, executive officers and directors of an entity are deemed affiliates of the entity.

         In addition, all shares issuable upon the exercise of options under our stock option plans have been registered under the Securities Act for issuance and, unless held by our "affiliates", will be freely tradable upon issuance. If acquired by our "affiliates," shares issued upon the exercise of those options could be sold at any time by complying with Rule 144's volume and other limitations unless covered by a registration statement and prospectus that permits their sale without those limitations. To date, no registration statements have been filed with respect to the resale of those shares. See "Dilution."

                              SELLING STOCKHOLDERS


         We issued the shares of class A common stock covered by this prospectus to the selling stockholders on October 27, 1998 in a private placement transaction. Under the terms of the private placement, we issued 10,800,000 shares of class A common stock to the selling stockholders at a price of $0.25 per share. At the time of the issuances, the price per share of our class A common stock was $0.19. We agreed to register the shares issued in the private placement under the Securities Act at our expense, other than selling discounts and commissions which will be paid for by the selling stockholders.

         The following table lists information regarding the selling stockholders' ownership of shares of our class A common stock as of June 15, 1999, and as adjusted to reflect the sale of the shares.


         Information concerning the selling stockholders, their pledgees, donees and other non-sale transferees who may become selling stockholders, may change from time to time. To the extent the selling stockholders or any of their representatives advises us of such changes, we will report those changes in a prospectus supplement to the extent required. See "Plan of Distribution."


                                                                                                    SHARES OF CLASS A
                                                        SHARES OF                                     COMMON STOCK
                                                         COMMON                                  BENEFICIALLY OWNED AFTER
                                                          STOCK               SHARES OF               THE OFFERING
                                                       OWNED PRIOR             COMMON            ------------------------
                                                         TO THE               STOCK TO BE
                       NAME                             OFFERING                SOLD            NUMBER          PERCENT
                       ----                             --------                ----            ------          -------
Alfred J. Roach....................................       8,760,250(1)      4,000,000         4,760,250(1)     12%
Larry Kupferberg...................................         400,000(2)        400,000                 0(2)      *
Donehew Fund Limited Partnership...................         240,000           240,000                 0         *
David Biggs........................................          40,000            40,000                 0         *
Robert Donehew.....................................          80,000            80,000                 0         *
R. Dave Garwood....................................          40,000            40,000                 0         *
The Rachel Beth Heller 1997 Trust, Lawrence

  Kupferberg, TTEEU/A dtd 7/9/97...................         400,000           400,000                 0         *
The Evan Todd Heller 1997 Trust, Lawrence

   Kupferberg, TTEE U/A dtd 6/17/97................         400,000           400,000                 0         *
Delaware Charter Guarantee &Trust

   Company F/B/O Ronald I. Heller - IRA............         642,075(3)        600,000            42,075(3)      *
Delaware Charter Guarantee & Trust

   Company F/B/O David S. Nagelberg - IRA..........       1,242,075(4)      1,200,000            42,075(4)      *
Tyler Runnels......................................         292,700           280,000            12,700         *
Kevin Charos & Anthony Charos JTTEN................         200,000           200,000                 0         *
Delaware Charter Guarantee & Trust
                                                                                                                *
   Company F/B/O Martin H. Meyerson - IRA..........         100,000           100,000                 0
Kenneth Koock......................................         120,000           120,000                 0         *
Jacqueline Knapp...................................         790,000           790,000                 0         *
Janice Halle-Nesses................................         790,000           790,000                 0         *
John Davies........................................         160,000           160,000                 0         *
Invest, Inc........................................         160,000           160,000                 0         *
Peter Janssen......................................         886,900           800,000            86,900         *
                                                            -------           -------       -----------
         Total                                           15,719,000        10,800,000         4,919,000

-----------------------
* Less than 1%

(1) Includes 3,000,000 shares of class A common stock issuable upon conversion of currently outstanding class B common stock and 1,185,000 shares of class A common stock issuable upon exercise of presently exercisable options. These options are exercisable at prices ranging from $0.28 to $5.50 per share. Each share of class B common stock is entitled to ten votes per share. Percent assumes the conversion of the class B common stock and the exercise of the options held by Mr. Roach.


(2) Does not include 400,000 shares of class A common stock beneficially owned by the Evan Todd Heller 1997 Trust and 400,000 shares of class A common stock beneficially owned by the Rachel Beth Heller 1997 Trust, which are listed separately below. Mr. Kupferberg is the trustee of those trusts.

(3) Includes 42,075 shares of class A common stock issuable upon exercise of presently exercisable warrants beneficially owned by Mr. Heller. Those warrants are exercisable at $.075 per share.

(4) Includes 42,075 shares of class A common stock issuable upon exercise of presently exercisable warrants beneficially owned by Mr. Nagelberg. Those warrants are exercisable at $.075 per share.


         Mr. Roach has been Chairman of our Board of Directors since 1983 and also served as Chief Executive Officer from September 1983 until November 1998.


         Each of Messrs. Heller, Nagelberg, Koock and Meyerson are employees of M.H. Meyerson, one of our financial advisors since August 1998.

                              PLAN OF DISTRIBUTION


         The selling stockholders and their pledgees, donees, transferees and other non-sale transferees, may offer their shares at various times in one or more of the following transactions:


         o         in the over-the-counter market; or

         o         in privately negotiated transactions

at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated prices or at fixed prices.

         The selling stockholders may also sell the shares under Rule 144 instead of under this prospectus, if Rule 144 is available for those sales.

         The transactions in the shares covered by this prospectus may be effected by one or more of the following methods:

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;

         o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or

         o negotiated transactions between selling stockholders and purchasers, with or without a broker or dealer.


         The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling stockholders with respect to the offer or sale of the shares under this prospectus.


         We have advised the selling stockholders that, during the time each is engaged in distributing shares covered by this prospectus, each must comply with the requirements of the Securities Act and the Exchange Act, including Rule 10b-5 and Regulation M. Under those rules and regulations, they:


         o may not engage in any stabilization activity in connection with our securities;

         o must furnish each broker which offers class A common stock covered by this prospectus with the number of copies of this prospectus which are required by each broker; and

         o may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.


         In the Purchase and Investment Agreements we executed in connection with the October 1998 private placement we agreed to indemnify and hold harmless each selling stockholder against liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by that selling stockholder in this prospectus. We have agreed to bear the expenses incident to the registration of the shares, other than selling discounts and commissions.


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES


         Section 145 of the Delaware General Corporation Law allows companies to indemnify their directors and officers against expenses, judgments, fines and amounts paid in settlement, under the conditions and limitations described in the law, with respect to various lawsuits and other proceedings to which they become a party by reason of the fact that they were serving as our officer, director, employee or agent or of another enterprise at our request. Our certificate of incorporation authorizes us to indemnify our officers, directors and other agent to the fullest extent permitted under Delaware law.

         Our certificate of incorporation provides that a director is not personally liable for monetary damages to us or our stockholders for breach of his or her fiduciary duties as a director. However, a director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission.


         We have purchased a directors and officers liability and reimbursement policy that covers liabilities of our directors and officers arising out of claims based upon acts or omissions in their capacities as directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

        The validity of the shares of class A common stock being offered will be passed upon for ABS by Parker Chapin Flattau & Klimpl, LLP.

                                     EXPERTS

        The audited consolidated financial statements, including the related notes to those statements, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect to those statements. Those financial statements and report are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

================================================================================

   WE HAVE NOT AUTHORIZED
ANY DEALER, SALESPERSON                             10,800,000 Shares
OR ANY OTHER PERSON TO GIVE
ANY INFORMATION OR TO
REPRESENT ANYTHING NOT
CONTAINED IN THIS PROSPECTUS.
YOU MUST NOT RELY ON ANY
UNAUTHORIZED INFORMATION.
THIS PROSPECTUS DOES NOT OFFER              American Biogenetic Sciences, Inc.
TO SELL OR BUY ANY
SHARES IN ANY JURISDICTION
WHERE IT IS UNLAWFUL.
THE INFORMATION IN THIS
PROSPECTUS IS CURRENT AS
OF _____________, 1999.                           Class A Common Stock




        ---------------------                        --------------------

          TABLE OF CONTENTS                               PROSPECTUS
        ---------------------                        ---------------------

                                     Page
                                     ----


Prospectus Summary......................2
Risk Factors............................3
Information Regarding
    Forward-Looking Statements..........7
Where You Can Find More
    Information About Us................8
Use of Proceeds.........................9
Dilution................................9                 ________ __, 1999
Shares Eligible for Future Sale.........9
Selling Stockholders ..................10
Plan of Distribution ..................12
Indemnification for Securities
   Act Liabilities.....................13
Legal Matters..........................14
Experts ...............................14



=======================================   ======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      Listed below is an estimate of the fees and expenses payable in connection with the proposed offering of the shares which will be paid by ABS.



SEC Registration Fee.......................................$  2,580.17
Accounting Fees and Expenses...............................$  3,500.00
Legal Fees and Expenses....................................$  7,500.00
Miscellaneous..............................................$  1,419.83
                                                            ----------

      TOTAL.................................................$15,000.00

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as ABS, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than a derivative action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with that action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify that person against expenses actually and reasonably incurred by that person in connection with the defense or settlement of that action or suit if that person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the court determines that person is fairly and reasonably entitled to indemnity for those expenses.

         Article VII of the registrant's By-laws provides for indemnification of directors, officers, employees and agents of ABS to the fullest extent permitted under Delaware law. In addition, Article TENTH of the registrant's Restated Certificate of Incorporation provides, in general, that no director of the registrant shall be personally liable to the registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL (which provides that under certain circumstances, directors may be jointly and severally liable for willful or negligent violations of the DGCL provisions regarding the payment of dividends or stock repurchases or redemptions), as the same exists or hereafter may be amended, or
(iv) for any transaction from which the director derived an improper personal benefit.

         Under the Purchase and Investment Agreements between ABS and each selling stockholder, ABS has agreed to indemnify and hold harmless the selling stockholder, its officers, directors and partners and each person controlling the selling stockholder (within the meaning of the Securities Act) and each underwriter, if any, and each person who so controls any underwriter against all, claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in the registration statement (including any prospectus or other document incident to that registration or related qualification or compliance with state securities laws) or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation by ABS of the Securities Act or any state securities law, relating to any action or inaction required by ABS in connection with that registration, qualification or compliance, and to reimburse each indemnified person for any legal and other expenses reasonably incurred in connection with investigating and defending any claim, loss, damages, liabilities or action; provided that ABS will not be liable in that case to the extent that any claim, loss, damage, liabilities or expense arises out of or is based on any untrue statement or omission (or alleged untrue statement or omission) made in reliance upon and in conformity with written information furnished to ABS by any indemnified person stated to be specifically for use in the registration statement (as to which the selling stockholders have agreed to indemnify ABS, its officers and directors and each person who controls ABS or the Underwriter).

         ABS has purchased a Directors and Officers Liability and Reimbursement policy that covers liabilities of directors and officers of ABS arising out of claims based upon acts or omissions in their capacities as directors and officers.

ITEM 16.  EXHIBITS


Exhibit Number
--------------

    *3.1 Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on July 30, 1996 (filed as Exhibit 4.01 to the Company's Registration Statement on Form S-8, File No. 333-09473).

    *3.2                   Amended and Restated By-Laws of the Company (filed as
                           Exhibit 4.02 to the Company's Registration Statement on Form S-8, File No. 333-09473).


    +5 Opinion of Parker Chapin Flattau & Klimpl, LLP to the legality of the Class A common stock being offered. Incorporated by reference to Exhibit 5 to the initial filing of the registration statement, file number 333-69735, filed with the Commission on December 24, 1998.


     23.1                  Consent of Arthur Andersen LLP.


    +23.2 Consent of Parker Chapin Flattau & Klimpl, LLP (contained in Exhibit 5). Incorporated by reference to Exhibit 23.2 to the original registration statement, file number 333-69735, filed with the Commission on December 24, 1998.


    x24 Power of Attorney (contained on Signature Page of Amendment No. 1 to the Registration Statement).

    *99 Form of Purchase and Investment Agreement executed by the Company and each of the selling stockholders on October 27, 1998. Incorporated by reference to
                           Exhibit 99 to the original registration statement, file number 333-69735, filed with the Commission on December 24, 1998.



-----------------------


* Not filed herewith. In accordance with Rule 411 promulgated under the Securities Act of 1933, as amended, reference is made to the document indicated in parenthesis previously filed with the Commission, which is incorporated by reference herein.

+        Filed with pre-initial filing of this Registration Statement.

x        Filed with Amendment No. 1 to this Registration Statement.

ITEM 17.  UNDERTAKINGS

        (a)     The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                     (i)   To include any prospectus required by Section 10(a)
                (3) of the Securities Act;

                     (ii) To reflect in the prospectus any facts or events
                arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information included in the Registration Statement;

                     (iii) To include any material information with respect to
                the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

                Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by ABS under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of ABS' annual report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ABS under its By-Laws, or otherwise, ABS has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by ABS of expenses incurred or paid by a director, officer or controlling person of ABS in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, ABS will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Copiague, State of New York, on the 21st day of June, 1999.



                                             AMERICAN BIOGENETIC SCIENCES, INC.


                                             By: /s/ Alfred J. Roach
                                                 -------------------------------
                                                     Alfred J. Roach,
                                                  Chairman of the Board


         Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on the 21st day of June, 1999.



      Signature                         Title
      ---------                         -----


/s/ Alfred J. Roach
-----------------------------
Alfred J. Roach                  Chairman of the Board, Director


*
-----------------------------
John S. North                    President, Chief Executive Officer, Director


+*                               Vice President-Finance (Principal
-----------------------------    Financial and Accounting
Josef C. Schoell                 Officer)


*
-----------------------------
Gustav Victor Rudolph Born       Director

*
-----------------------------
Ellena M. Byrne                  Director

*
-----------------------------
Glenna M. Crooks                 Director

*
-----------------------------
Joseph C. Hogan                  Director

*
-----------------------------
Timothy J. Roach                 Director

*
-----------------------------
William G. Sharwell              Director


*By:  /s/ Josef C. Schoel
-----------------------------
Attorney-in-Fact

                                  EXHIBIT INDEX
Exhibit
Number
-------

    *3.1 Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on July 30, 1996 (filed as Exhibit 4.01 to the Company's Registration Statement on Form S-8, File No. 333-09473).

    *3.2                   Amended and Restated By-Laws of the Company (filed as
                           Exhibit 4.02 to the Company's Registration Statement on Form S-8, File No. 333-09473).


    +5 Opinion of Parker Chapin Flattau & Klimpl, LLP to the legality of the Class A common stock being offered. Incorporated by reference to Exhibit 5 to the initial filing of the registration statement, file number 333-69735, filed with the Commission on December 24, 1998.

     23.1                  Consent of Arthur Andersen LLP.

    +23.2 Consent of Parker Chapin Flattau & Klimpl, LLP (contained in Exhibit 5). Incorporated by reference to Exhibit 23.2 to the original registration statement, file number 333-69735, filed with the Commission on December 24, 1998.

    X24 Power of Attorney (contained on Signature Page of Amendment No. 1 to the Registration Statement).


    *99 Form of Purchase and Investment Agreement executed by the Company and each of the selling stockholders on October 27, 1998. Incorporated by reference to
                           Exhibit 99 to the original registration statement, file number 333-69735, filed with the Commission on December 24, 1998.


-----------------------

* Not filed herewith. In accordance with Rule 411 promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Commission, which are incorporated by reference herein.


+        Filed with the initial filing of this Registration Statement.

x        Filed with Amendment No. 1 to this Registration Statement.